Exhibit 10.1

PARTICIPATION AGREEMENT

BETWEEN

ENTEK GRB LLC

AS FARMEE,

AND

NEW FRONTIER ENERGY, INC.,

AS FARMOR

DATED AS OF AUGUST 10, 2009

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EXHIBITS AND SCHEDULES

Exhibit A	Underlying Leases
Exhibit AA	Prospect Area
Exhibit B	Excluded Assets
Exhibit C	Focus Ranch Unit Agreement
Exhibit D	Focus Ranch Unit Operating Agreement
Exhibit E	Fly Creek Operating Agreement
Exhibit F	Permitted Encumbrances
Exhibit G	Stull Ranch Settlement Agreement
Exhibit H	Energy Investment Litigation Materials
Exhibit I	Closed Leases
Exhibit J	Clayton Williams Farmout Agreement

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Exhibit K	SDG Note
Exhibit L	[Intentionally Omitted.]
Exhibit M	Form of Assignment

Schedule 6.1(i)	Missed Rentals
Schedule 6.1(j)	Claims and Litigation
Schedule 6.1(l)	Preferential Rights
Schedule 6.1(n)	Partnership Interests
Schedule 6.1(p)	Partnership Liabilities
Schedule 6.1(t)	NFEI Liabilities

iii

PARTICIPATION AGREEMENT

          This PARTICIPATION AGREEMENT (“Agreement”) is dated August 10, 2009 (the “Effective Date”), and is between ENTEK GRB LLC, a Delaware limited liability company (“Entek”), and NEW FRONTIER ENERGY, INC., a Colorado corporation (“NFEI”). Each of Entek and NFEI is sometimes referred to herein as a “Party” and they are sometimes collectively referred to herein as the “Parties.”

W I T N E S S E T H

          WHEREAS NFEI has acquired leasehold interests in and to certain oil and gas leases, coal bed methane leases, and mineral fee interests, covering approximately 66,000 gross acres of land within the Prospect Area (as defined herein), that are more particularly described in those leases listed in Exhibit A attached hereto and made a part hereof (hereinafter the “Underlying Leases”); and

          WHEREAS Entek desires the right to participate in the development of the Underlying Leases in order to earn up to 55% of NFEI’s interest in the Underlying Leases in accordance with the terms and conditions of this Agreement.

          NOW, THEREFORE, in consideration of the mutual covenants herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Entek and NFEI hereby agree as follows:

ARTICLE I.
DEFINITIONS

          Section 1.1 Certain Defined Terms. As used in this Agreement, each of the following terms has the meaning provided below:

                    (a) “Accounting Consultant” means an accounting or financial consultant engaged by NFEI, and approved by Entek in its sole discretion, to provide services with respect to accounting matters relating to the Work Program.

                    (b) “Accounting Quarter” means each of the respective three-month periods ending May 31, August 31, November 30, and February 28 (or, if applicable, February 29) of each year.

                    (c) “Additional Asset Purchase” has the meaning provided in Section 2.2.

                    (d) “Additional Interest” has the meaning provided in Section 9.1(b).

                    (e) “Agreement” has the meaning provided in the preamble above.

                    (f) “AMI” has the meaning provided in Section 9.1(a).

                    (g) “Arbitrator’s Award” has the meaning provided in Section 2.4.

                    (h) “Area of Mutual Interest” has the meaning provided in Section 9.1(a).

                    (i) “Assignment” has the meaning provided in Section 5.1.

                    (j) “Claims” means any and all direct or indirect, demands, claims, notices of violation, notices of probable violation, filings, investigations, administrative proceedings, actions, causes of action, suits, and other legal proceedings, judgments, assessments, damages, deficiencies, taxes, penalties, fines, obligations, responsibilities, liabilities, payments, charges, costs, and expenses (including without limitation costs and expenses of operating the Underlying Properties) of any kind or character (whether known or unknown, fixed or unfixed, conditional or unconditional, based on negligence, strict liability, breach of representation, warranty or agreement, or otherwise, choate or inchoate, liquidated or unliquidated, secured or unsecured, accrued, absolute, contingent, or otherwise), including without limitation penalties and interest on any amount payable as a result of any of the foregoing, any legal or other costs and expenses incurred in connection with investigating or defending any Claim, and all amounts paid in settlement of Claims.

                    (k) “Clayton Williams” means Clayton Williams Energy, Inc.

                    (l) “Clayton Williams Farmout Agreement” means that certain Farmout Agreement, dated September 1, 2008, between Clayton Williams and NFEI, a true and correct copy of which is attached to this Agreement as Exhibit “J.”

                    (m) “Committee” has the meaning provided in Section 8.1.

                    (n) “Defensible Title” means, with respect to the Underlying Leases, such title and ownership by NFEI that (a) entitles NFEI to receive and retain, without reduction, suspension or termination, not less than the Net Revenue Interest percentage set forth in Exhibit “A” of all hydrocarbons produced, saved and marketed from the Underlying Leases; (b) obligates NFEI to bear not greater than the Working Interest percentage set forth in Exhibit “A” of the costs and expenses relating to the maintenance, development and operation of the Underlying Leases (unless there is a corresponding increase in Net Revenue Interest); and (c) is free and clear of all liens, Claims and encumbrances, except Permitted Encumbrances.

                    (o) “Effective Date” has the meaning provided in the preamble above.

                    (p) “Entek” has the meaning provided in the preamble above.

                    (q) “Excluded Assets” means the wells, facilities and other property to described on Exhibit “B” attached hereto, which shall be retained by NFEI and in which Entek shall not earn an interest pursuant to hereto.

                    (r) “Fly Creek Operating Agreement” means that certain operating agreement, dated February 28, 2003, between Cedar Ridge LLC, as operator, and the non-operators party thereto, a copy of which is attached as Exhibit “E” hereto.

                    (s) “Focus Ranch Unit” means that certain unit covering approximately 38,695 gross acres in Routt County, Colorado, as more fully described in the Focus Ranch Unit Agreement.

                    (t) “Focus Ranch Unit Agreement” means that certain Unit Agreement, dated August 6, 1999, between Stone and Wolf, LLC, et al, relating to the Focus Ranch Unit, a copy of which is attached as Exhibit “C” hereto.

                    (u) “Focus Ranch Unit Operating Agreement” means that certain operating agreement, dated August 6, 1999, between Stone and Wolf, LLC, as operator, and the non-operators party thereto, relating to the operation of the Focus Ranch Unit, a copy of which is attached as Exhibit “D” hereto.

                    (v) “Force Majeure” has the meaning provided in Section 12.1.

                    (w) “Initial Assignment” has the meaning provided in Section 2.1.

                    (x) “Net Proceeds” means the proceeds received by the Parties from the sale of hydrocarbons produced from the Subject Assets less (i) severance, production, and other taxes payable out of or measured by production, and (ii) all royalties, overriding royalties, production payments and other similar interests payable out of or measured by production, to the extent such interests are in effect as of the Effective Date or, if created after the Effective Date, are mutually agreed to by the Parties.

                    (y) “Net Revenue Interest” means that share of hydrocarbons produced from or allocated to a particular Lease, unit or Well (or the share of revenues received from the sale of hydrocarbons from or allocated to a particular Lease, unit or Well) that a party is entitled to receive by virtue of its ownership of such Lease, unit or Well after deducting any hydrocarbons or proceeds or revenues allocable to any royalty interest, overriding royalty interest, production payment, net profits interest or other similar interest, other than taxes, that constitutes a burden on such interest or is measured by or payable out of the production of hydrocarbons or the proceeds realized from the sale or other disposition thereof.

                    (z) “NFEI” has the meaning provided in the preamble above.

                    (aa) “NFEI Insolvency” means cash reserves plus the expected cash flow to be received in the next Accounting Quarter is insufficient to discharge NFEI’s debts and other obligations which shall come due in the next Accounting Quarter. For the purposes of this definition, NFEI’s expected cash flow to be received in the next Accounting Quarter shall be presumed to be equal to the cash flow produced by NFEI in the current Accounting Quarter unless either Party can demonstrate a reasonable basis for a change in anticipated cash flow. For the purposes of this definition, any potential dividends payable on preferred stock shall not be included in the calculation of NFEI’s debts and obligations.

                    (bb) “Operating Expenses” means any items defined as “Operating Expenses” in the Focus Ranch Unit Operating Agreement and such other operating expenses as may be approved by the Committee as provided in Section 8.1.

                    (cc) “Party” and “Parties” has the meaning provided in the preamble above.

                    (dd) “Partnership Agreement” has the meaning provided in Section 6.1(n).

                    (ee) “Partnership Interests” has the meaning provided in Section 6.1(n).

                    (ff) “Permitted Encumbrances” means the following:

                              (i) Liens for current taxes or assessments not yet delinquent or, if delinquent, being contested in good faith by appropriate actions diligently pursued;

                              (ii) Materialmen’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar liens or charges arising in the ordinary course of business (i) foreclosure of which is barred by applicable limitations periods, or (ii) for amounts not yet delinquent (including any amounts being withheld as provided by law), or if delinquent, being contested in good faith by appropriate actions diligently pursued; provided that the assigning Party takes such steps as may be reasonably required to ensure that such liens or charges do not result in the foreclosure on the affected Underlying Lease;

                              (iii) All rights to consent by, required notices to, filings with, or other actions by governmental authorities in connection with the transfer of the Underlying Leases or any portion thereof;

                              (iv) All rights reserved to or vested in any governmental authorities to control or regulate any of the Underlying Leases in any manner and all obligations and duties under all applicable laws, rules and orders of any such governmental authorities or under any franchise, grant, license or permit issued by any such governmental authorities;

                              (v) The leases, unit agreements, pooling agreements, operating agreements, production sales contracts, and other contracts, agreements and instruments applicable to the Underlying Leases identified on Exhibit “F”;

                              (vi) Easements, rights-of-way, servitudes, permits, surface leases, surface use and/or right-of-way agreements, licenses, and other rights relating to or restricting surface operations which do not materially detract from the value of or materially interfere with the use or ownership of the Underlying Leases subject thereto or affected thereby;

                              (vii) Production Payment in favor of Clayton Williams pursuant to the Clayton Williams Farmout Agreement, in the amount of Two Million and No/100 Dollars ($2,000,000.00), payable out of the net proceeds of the Focus Ranch 12-1 well, Focus Ranch 3-1, or any other well drilled on the Focus Ranch Unit; and

                              (viii) Liens and security interests covering the Slater Dome Gathering System to secure NFEI’s obligations under the Note attached as Exhibit “K.”

                    (gg) “Phase” has the meaning provided in Section 4.1.

                    (hh) “Phase I” has the meaning provided in Section 4.2.

                    (ii) “Phase I Interest” has the meaning provided in Section 4.2.

                    (jj) “Phase I Threshold Amount” has the meaning provided in Section 4.2.

                    (kk) “Phase II” has the meaning provided in Section 4.3(a).

                    (ll) “Phase II Interest” has the meaning provided in Section 4.3(a).

                    (mm) “Phase II Threshold” has the meaning provided in Section 4.3(c).

                    (nn) “Phase II Funding Shortfall Amount” has the meaning provided in Section 4.3(c).

                    (oo) “Phase III” has the meaning provided in Section 4.4(a).

                    (pp) “Phase III Funding Shortfall Amount” has the meaning provided in Section 4.4(c).

                    (qq) “Phase III Interest” has the meaning provided in Section 4.4(c).

                    (rr) “Phase III Threshold” has the meaning provided in Section 4.4(c).

                    (ss) “Prospect Area” means an area consisting of the lands, located in Colorado, Wyoming, and Utah, and included within the outline on the map as Exhibit “AA” hereto. The only depth restriction applied to the Prospect Area shall be those, if any, contained in the applicable Underlying Leases, and in leases hereafter acquired pursuant to this Agreement.

                    (tt) “Qualifying Development Expenditures” means such expenses that are (a) set forth in an Authority for Expenditure approved by the Committee or otherwise approved or ratified by the Committee; and (b) actually incurred and paid. For the purpose of this definition, payment of any expense by an instrument which is jointly executed by the Parties shall be deemed a ratification of such expense unless contemporaneously stated otherwise in writing. Such costs shall not include any Non-Consent operations conducted by Entek pursuant to Section 8.7.

                    (uu) “Segregated Account” has the meaning provided in Section 4.2.

                    (vv) “Slater Dome Gathering, LLLP” or “SDG” means that certain Colorado limited liability partnership that owns the Slater Dome Gathering System.

                    (ww) “Slater Dome Gathering System” means that certain six inch (6”) gas gathering line that connects from the compressor station near the CF&I well in the Slater Dome Field to the Slater Dome Tap 344, connecting to the natural gas pipeline owned by Questar at Baggs, Wyoming.

                    (xx) “Stull Ranch Account” has the meaning provided in Section 2.4.

                    (yy) “Stull Ranch Settlement Agreement” means that certain Settlement Agreement between Stull Ranches, LLC, on the one hand, and NFEI and Clayton Williams, on the other hand, a copy of which is attached as Exhibit “G” hereto.

                    (zz) “Subject Assets” means (i) the interests in the Underlying Leases that NFEI owned as of the Effective Date, together with the wells, gathering systems, facilities, equipment, rights-of-way, easements, permits, licenses, contracts, agreements, and other real or personal property located thereon or used in connection therewith, save and except for the Excluded Assets, if any; and (ii) the Partnership Interests in SDG owned by NFEI, as of the Effective Date.

                    (aaa) “Underlying Leases” has the meaning provided in the recitals above.

                    (bbb) “Working Interest” means an interest in property that entitles the owner of that interest to share in the mineral production from the property after the payment of costs and royalties and obligates it to bear a share of the costs, expenses, burdens, and obligations attributable to the property.

                    (ccc) “Work Program” means the business plans and budgets for the proposed expenditures to be determined by the Operating Committee for each Phase. The Work Program shall set out the projects to be conducted hereunder, the drilling program for each such project, the cash requirements for each project and the overall cash requirements for all of the projects.

ARTICLE II.
ASSET PURCHASE; CERTAIN COVENANTS

          Section 2.1 Initial Asset Purchase. Contemporaneously with the execution of this Agreement, Entek shall purchase from NFEI, and NFEI shall sell and assign to Entek, an undivided 4.0625% interest in and to the Subject Assets (the “Initial Asset Purchase”). The purchase price for the Initial Asset Purchase shall be One Million and No/100 Dollars ($1,000,000.00), payable by Entek by wire transfer of immediately available funds, contemporaneously with the execution of this Agreement. Contemporaneously with the execution of this Agreement, NFEI shall execute, acknowledge, and deliver to Entek an assignment, in the form of Exhibit “M” attached hereto, of an undivided 20.3125% interest in the Subject Assets (the “Initial Assignment”), representing the Initial Asset Purchase and the Phase I Interest.

          Section 2.2 Optional Asset Purchase. In the event that, within one hundred and eighty (180) days after the Effective Date, Entek believes in good faith that there exists a danger of an NFEI Insolvency, Entek shall have the option, but not the obligation, to purchase an additional 8.125% undivided interest in the Subject Assets (the “Additional Asset Purchase”) for a purchase price of One Million and No/100 Dollars ($1,000,000.00). Entek shall exercise such option upon written notice delivered to NFEI no earlier than thirty (30) days after the Effective Date and no later than 180 days after the Effective Date. At the conclusion of the 180 day period described herein Entek shall have no right to purchase any interest from NFEI under this Section. Closing of such additional purchase shall occur within ten (10) days after NFEI’s receipt of Entek’s notice. At closing, Entek shall deliver the purchase price for the Additional Asset Purchase, by wire transfer of immediately available funds, and NFEI shall deliver to Entek an assignment thereof, in the form of Exhibit “M” attached hereto. Further, in the event Entek exercises such option then, (i) the Phase III Threshold shall be reduced to Two Million Five Hundred Thirty Eight Thousand Five Hundred Dollars ($2,538,500.00), and (ii) the Phase III Interest shall be reduced to an undivided 10.3125% interest in the Subject Assets.

          Section 2.3 Restrictions on NFEI’s Operations. Until the earliest to occur of (i) NFEI providing documentation to Entek evidencing that NFEI has secured a non-debt third party investment in NFEI of at least One Million and No/100 Dollars ($1,000,000.00); (ii) NFEI demonstrating to Entek’s reasonable satisfaction that an NFEI Insolvency is not reasonably foreseeable within 180 days, or (iii) NFEI has positive cash flow of at least Seventy-Five Thousand and No/100 Dollars ($75,000.00) for two consecutive months and cash reserves exceeding NEFI’s obligations due and payable during the succeeding three (3) month period (which obligations shall not include any potential dividends payable on preferred stock) by at least Two Hundred and Fifty Thousand and No/100 Dollars ($250,000.00), NFEI shall not, without Entek’s prior written consent, engage, directly or indirectly through any affiliate, in any business other than the business of oil and gas exploration, development, production, gathering and transportation in the Prospect Area. Notwithstanding the foregoing, Entek shall not withhold such consent if NFEI demonstrates to Entek’s reasonable satisfaction that NFEI has secured from third parties sufficient non-debt funding for working capital sufficient to reasonably support such new business during the term of this Agreement.

          Section 2.4 Stull Ranch Settlement. Prior to the execution of this Agreement, NFEI shall cause Mr. Samyak Veera, or such other third party as may be arranged by NFEI, to deposit Five Hundred Thousand and No/100 Dollars ($500,000.00) into an NFEI-owned segregated bank account at a bank reasonably acceptable to Entek (the “Stull Ranch Account”). Funds deposited into the Stull Ranch Account shall not be commingled with other NFEI funds, and all disbursements from the Stull Ranch Account shall require the signatures of at least two persons, one of whom shall be an officer or other designated representative of NFEI, and the other of whom shall be the Accounting Consultant. Such deposit shall not be a debt of NFEI. In the event NFEI has insufficient funds available, without giving rise to an NFEI Insolvency, to satisfy NFEI’s share of the arbitrator’s award in the arbitration conducted pursuant to the Stull Ranch Settlement Agreement (the “Arbitrator’s Award”), and either Stull Ranches, LLC or Clayton Williams obtains the entry of a judgment entitling either party to collection of the Arbitrator’s Award from NFEI, and such judgment remains unsatisfied for sixty (60) days or longer, then NFEI shall draw upon the funds in the Stull Ranch Account to satisfy the balance of the Arbitrator’s Award. The amounts held in the Stull Ranch Account shall be released to the depositor thereof upon the occurrence of (i) NFEI provides documentation to Entek evidencing that NFEI has secured a non-debt third party investment in NFEI of at least One Million and No/100 Dollars ($1,000,000.00); or (ii) NFEI demonstrates to Entek’s reasonable satisfaction that, upon satisfaction of the Arbitrator’s Award, an NFEI Insolvency is not reasonably foreseeable within 180 days.

          Section 2.5 Third Party Preferential Rights and Consents.

                    (a) As set forth in Schedule 6.1(l), NFEI has informed Entek of the existence of certain preferential purchase rights held by third parties under the Fly Creek Operating Agreement and the SDG Partnership Agreement. NFEI shall defend, indemnify and hold harmless Entek and its affiliates, and their respective directors, officers, agents, and employees, from, and shall promptly pay the amount of any damages arising from or in connection with, any Claims arising from or relating to such preferential purchase rights, insofar as they may be applicable to the transactions contemplated herein. Within five (5) business days following the Effective Date, NEFI shall deliver notices of this Agreement to the holders of such preferential purchase rights, such notices to be in form and substance reasonably satisfactory to Entek. Provided that NFEI timely delivers preferential right notices as provided above, if the holder of a preferential purchase right timely exercises such preferential purchase right in accordance with the terms of the applicable agreement creating such right, then NFEI shall provide notice of such exercise to Entek, and the following shall occur: (a) Within five (5) business days after receipt of such notice, (i) Entek shall deliver to NFEI reassignments of all right, title and interest in the Subject Assets, free and clear of all liens, Claims and encumbrances arising by, through or under Entek, and (ii) NFEI shall refund to Entek the purchase price for the Initial Asset Purchase, the Phase I Threshold Amount, and any other amounts paid by Entek to, or on behalf of, NFEI pursuant to this Agreement; and (b) this Agreement shall terminate; provided, however, that the indemnity set forth in this Section 2.5 shall survive such termination

                    (b) Promptly after the Effective Date, NFEI shall use commercially reasonable efforts to obtain the consent of the Class A Limited Partners, as defined in the Partnership Agreement, to NFEI’s assignment of a portion of its General Partner interest in SDG to Entek. NFEI shall defend, indemnify and hold harmless Entek and its affiliates, and their respective directors, officers, agents, and employees, from, and shall promptly pay the amount of any damages arising from or in connection with, any Claims arising from or relating to such consent, or the failure to obtain same, insofar as it may be applicable to the transactions contemplated herein.

          Section 2.6 Permitted Encumbrances. Exhibit “F” sets forth certain incomplete descriptions of rights-of-way and surface agreements that encumber the Subject Assets. NFEI agrees that, within ten (10) days after the Effective Date, it will furnish an amended Exhibit “F” setting forth more detailed descriptions of such instruments, which amended Exhibit “F” shall be in form and substance acceptable to Entek in its sole discretion. Exhibit “F” also describes certain liens that encumber certain of the Subject Assets. The Parties agree that such liens shall be Permitted Encumbrances only to the extent NFEI causes them to be promptly discharged and released after the Effective Date; provided that NFEI shall retain the right to dispute any of such liens in good faith by appropriate proceedings, and further provided that NFEI shall defend, defend, indemnify and hold harmless Entek and its affiliates, and their respective directors, officers, agents, and employees, from, and shall promptly pay the amount of any damages sustained by Entek, arising from or in connection with, such liens.

ARTICLE III.
CERTAIN OPERATING EXPENSES

          Section 3.1 Operating Expenses. Upon execution of this Agreement, all Operating Expenses shall be paid out of the Parties’ Net Proceeds from the Underlying Leases. In the event there are not sufficient Net Proceeds to pay for all Operating Expenses, then, subject to the other terms hereof, Entek shall be solely responsible for the payment of the remaining Operating Expenses through the conclusion of each development Phase in which Entek elects to participate, as provided in Article IV. Any amounts so paid by Entek shall be deemed Qualifying Development Expenditures. After the conclusion of the last such Phase, each Party shall be responsible for any Operating Expenses in proportion to its Working Interest in the Underlying Leases. Each Party shall be entitled to receive, on a monthly basis, all Net Proceeds attributable to its Working Interest in the Underlying Leases to the extent such Net Proceeds received in such month exceed the Party’s proportionate share of Operating Expenses for such month. The Operating Expenses shall be reviewed by the Committee, in good faith, on a quarterly basis.

ARTICLE IV.
RIGHT TO EARN; DEVELOPMENT PHASES

          Section 4.1 Grant of Right to Earn. Subject to the terms and provisions hereof, NFEI grants to Entek the right to participate in the exploration and development of the Underlying Leases, and the right to earn assignments of interests therein, as provided hereunder. Exploration and development of the Prospect Area shall be conducted in three (3) phases (each, a “Phase”), as provided herein.

          Section 4.2 Phase I Development. As used herein and subject to Section 4.5 and Section 12.1, “Phase I” means the period between the Effective Date and the first anniversary of the Effective Date. Contemporaneously with the execution of this Agreement, Entek shall pay to NFEI, by wire transfer of immediately available funds, the sum of Three Million and No/100 Dollars ($3,000,000.00) (the “Phase I Threshold Amount”) to be used by NFEI solely for the payment of Qualifying Development Expenditures attributable to operations conducted pursuant to the Work Program for Phase I. Such amount shall be held by NFEI in a segregated bank account (the “Segregated Account”) and shall not be commingled with other NFEI funds. All disbursements from the Segregated Account shall require the signatures of at least two persons, one of whom shall be an officer or other designated representative of NFEI, and the other of whom shall be the Accounting Consultant. By payment of the Phase I Threshold Amount, Entek shall have earned an undivided 16.25% interest in the Subject Assets (the “Phase I Interest”). Provided that Entek elects to proceed with Phase II, as provided in Section 4.3(b), any portion of the Phase I Threshold Amount not expended during Phase I shall be expended on the Work Program in one or more subsequent development Phases. In the event Entek elects not to proceed with Phase II, Entek shall retain the Phase I Interest and any remaining funds in the Segregated Account shall be used in accordance with the Phase I Work Program or so as to benefit the Subject Assets in a manner directed by the Committee. However, in the event such funds are not expended within 365 days after the expiration or termination of Phase I, such funds shall belong exclusively to NFEI, unless the NFEI representative to the Committee withheld consent to one or more proposed operations that, if approved, would have resulted in expenditure of such funds.

          Section 4.3 Phase II Development.

                    (a) As used herein and subject to Section 4.5 and Section 12.1, “Phase II” means the period between the first anniversary of the Effective Date and the second anniversary of the Effective Date.

                    (b) Entek shall have the option, but not the obligation, to participate in Phase II development of the Underlying Leases. If Entek desires to participate in Phase II, it shall provide NFEI with written notice of such intention at least thirty (30) days prior to the expiration of Phase I, unless the Acceleration provision in Section 4.5 is applicable. If Entek elects not to participate in Phase II, the following shall occur:

                              (i) this Agreement shall terminate upon exhaustion of the Phase I Threshold Amount in accordance with the Phase I Work Program or as directed by the Committee;

                              (ii) NFEI shall have no obligation to assign Entek any further interests in the Subject Assets; and

                              (iii) The Area of Mutual Interest described in Section 9.1 shall not continue until the exhaustion of the Phase I Threshold Amount, but rather shall terminate immediately.

                    (c) If Entek elects to participate in Phase II, then, subject to the terms below, Entek shall pay Phase II Qualifying Development Expenditures attributable to operations conducted pursuant to the Work Program in an amount equal to Four Million and No/100 Dollars ($4,000,000.00) (the “Phase II Threshold”) or more. Upon paying Phase II Qualifying Development Expenditures in an amount equal to or greater than the Phase II Threshold, Entek shall have earned an undivided 16.25% interest in the Subject Assets (the “Phase II Interest”). If during Phase II, Entek fails to pay Qualifying Development Expenditures in an amount equal to or greater than the Phase II Threshold, Entek shall have the right, but not the obligation, within ten (10) days after the end of Phase II to deposit the difference between the Phase II Threshold and Entek’s actual expenditures (the “Phase II Funding Shortfall Amount”) into the Segregated Account. The amount so deposited into the Segregated Account shall be expended on the Work Program in Phase III or thereafter.

                    (d) By timely depositing the Phase II Funding Shortfall Amount into the Segregated Account, Entek shall have earned the Phase II Interest. If Entek elects not to deposit the Phase II Funding Shortfall Amount, or any portion thereof, into the Segregated Account, then (i) Entek shall nevertheless have earned an additional interest in the Subject Assets equal to 16.25%, multiplied by a fraction, the numerator of which is Entek’s Qualifying Development Expenditures during Phase II (including any portion of the Phase II Funding Shortfall Amounts deposited into the Segregated Account) and the denominator of which is the Phase II Threshold; and (ii) this Agreement shall terminate; provided, however, that NFEI’s obligation to deliver to Entek an assignment of interests earned by Entek during Phase II shall survive such termination. NFEI shall execute, acknowledge and deliver to Entek an assignment of the Phase II Interest, or such portion thereof, if any, as is earned by Entek, within twenty (20) days after written request by Entek for such an assignment, such request to be accompanied by reasonable supporting documentation of Phase II Qualifying Development Expenditures incurred by Entek.

          Section 4.4 Phase III Development.

                    (a) As used herein and subject to Section 4.5 and Section 12.1, “Phase III” means the period between the second anniversary of the Effective Date and the third anniversary of the Effective Date.

                    (b) Entek shall have the option, but not the obligation, to participate in Phase III development of the Underlying Leases. If Entek desires to participate in Phase III, it shall provide NFEI with written notice of such intention at least thirty (30) days prior to the expiration of Phase II, unless the Acceleration provision in Section 4.5 is applicable. If Entek elects not to participate in Phase III, the following shall occur:

                              (i) this Agreement shall terminate;

                              (ii) NFEI shall have the immediate right to any remaining funds in the Segregated Account and shall have no obligation to reimburse Entek any amount of these funds;

                              (iii) any remaining funds in the Segregated Account shall be used in accordance with the Phase II Work Program as directed by the Committee, and NFEI shall have no obligation to assign Entek any further interests in the Subject Assets; provided, however, that Entek shall retain the Initial Asset Purchase, the Additional Asset Purchase (if applicable), the Phase I Interest, and any portion of the Phase II Interest earned by it; provided, however, that in the event such funds are not expended within 365 days after the expiration or termination of Phase II, such funds shall belong exclusively to NFEI, unless the NFEI representative to the Committee withheld consent to one or more proposed operations that, if approved, would have resulted in expenditure of such funds; and

                              (iv) The Area of Mutual Interest described in Section 9.1 shall terminate immediately.

                    (c) If Entek elects to participate in Phase III, then, subject to the terms below, Entek shall incur and pay during Phase III Qualifying Development Expenditures attributable to operations conducted pursuant to the Work Program in an amount equal to Four Million Five Hundred Thirty Eight Thousand Five Hundred and No/100 Dollars ($4,538,500.00) (the “Phase III Threshold”) or more. Upon incurring Phase III Qualifying Development Expenditures in an amount equal to or greater than the Phase III Threshold, Entek shall have earned an undivided 18.4375% interest in the Subject Assets (the “Phase III Interest”). If during Phase III, Entek fails to incur Qualifying Development Expenditures in an amount equal to or greater than the Phase III Threshold, Entek shall have the right, but not the obligation, within ten (10) days after the end of Phase III to deposit the difference between the Phase III Threshold and Entek’s actual expenditures (the “Phase III Funding Shortfall Amount”) into the Segregated Account. The amount so deposited into the Segregated Account shall be expended on the Work Program.

                    (d) By timely depositing the Phase III Funding Shortfall Amount into the Segregated Account, Entek shall have earned the Phase III Interest. If Entek elects not to deposit the Phase III Funding Shortfall Amount, or any portion thereof, into the Segregated Account, then (i) Entek shall nevertheless have earned an additional interest in the Subject Assets equal to 18.4375%, multiplied by a fraction, the numerator of which is Entek’s Qualifying Development Expenditures during Phase III (including any portion of the Phase III Funding Shortfall Amounts deposited into the Segregated Account) and the denominator of which is the Phase III Threshold; and (ii) this Agreement shall terminate, and neither Party shall have any further obligations hereunder; provided, however, that NFEI’s obligations to deliver to Entek assignments earned by Entek during Phase III shall survive such termination. NFEI shall execute, acknowledge and deliver to Entek an assignment of the Phase III Interest, or such portion thereof, if any, as is earned by Entek, within twenty (20) days after written request by Entek for such an assignment, such request to be accompanied by reasonable supporting documentation of Phase III Qualifying Development Expenditures incurred by Entek.

          Section 4.5 Acceleration. At any time after Entek has incurred Qualifying Development Expenditures in an amount equal to or greater than 90% of the Phase I Threshold or the Phase II Threshold, Entek shall have the right, upon written notice to NFEI, to end such current Phase, effective upon the date upon which Entek’s Qualifying Development Expenditures for such Phase meet the applicable Threshold for such Phase, and the following Phase shall immediately begin.

          Section 4.6 Accounting True-Up. Notwithstanding any other provision hereof, if an expense is incurred prior to the expiration of a Phase that, in accordance with generally accepted accounting principals, is attributable to such Phase, but Entek receives and timely pays the invoice therefor following the conclusion of such Phase, such expenditure shall nevertheless be considered an expenditure made prior to the conclusion of such Phase and shall be counted toward the qualifying expenditure threshold for such Phase. Further, the Parties recognize that, if invoices for Qualifying Development Expenditures attributable to a Phase are received and paid after the conclusion of such Phase, the actual Funding Shortfall Amount for such Phase may be less than the amount deposited by Entek into the Segregated Account. Upon such determination, such difference shall be distributed from the Segregated Account to Entek.

ARTICLE V.
FORM OF ASSIGNMENT

          Section 5.1 Form of Assignment. Each assignment delivered by NFEI to Entek hereunder shall be in the form of Exhibit “M” attached hereto (“Assignment”), and shall include a special warranty of title against Claims arising, by, through or under NFEI, subject to Permitted Encumbrances. To the extent transferable, NFEI shall grant to Entek and its successors and assigns, full power and right of substitution and subrogation in and to all covenants, indemnities and warranties (including warranties of title) given or made to NFEI by its predecessors in title. The effective date of the Initial Assignment shall be the Effective Date, and the effective date of each subsequent Assignment shall be the day on which Entek earned the right to receive such Assignment. Each such Assignment shall be made subject to the terms of the Underlying Leases, and shall provide that Entek shall abide by the terms thereof.

ARTICLE VI.
NFEI’S REPRESENTATIONS AND WARRANTIES

          Section 6.1 NFEI’s Representations and Warranties. NFEI represents and warrants to Entek that the following statements are true and accurate:

                    (a) Corporate Authority. NFEI is duly organized and in good standing under the laws of its state of incorporation/formation, is duly qualified to carry on its business in the states in which the Underlying Leases are located, and has all the requisite power and authority to enter into and perform this Agreement.

                    (b) Authorization. (i) This Agreement and all Assignments and other transaction documents NFEI is to execute and deliver pursuant hereto (a) have been duly executed by the authorized representatives of NFEI, (b) constitute the valid and legally binding obligation of NFEI, and (c) are enforceable against it in accordance with their respective terms; and (ii) it has taken all necessary actions pursuant to its articles of incorporation and by-laws, as applicable, and other governing documents to fully authorize (a) the execution and delivery of this Agreement, the Assignments and any transaction documents related to this Agreement, and (b) the consummation of the transactions contemplated by this Agreement.

                    (c) No Violation of Contractual Restrictions. The execution, delivery, and performance of this Agreement do not conflict with or violate any agreement or instrument to which NFEI is a party or by which it or the Underlying Properties are bound.

                    (d) No Violation of Other Legal Restrictions. The execution, delivery, and performance of this Agreement does not violate any law, rule, regulation, ordinance, judgment, decree, or order to which NFEI or the Underlying Properties are subject.

                    (e) No Restraining Litigation. Other than as disclosed in Section 6.1(j). there is no action, suit, arbitration, proceeding, Claim, or investigation by any person, entity, administrative agency, or governmental body pending or, to its knowledge, threatened, against NFEI before any court, arbitrator or governmental agency that seeks damages in connection with, or seeks to restrain, enjoin, impair, or prohibit the consummation of all or part of the transactions contemplated hereunder.

                    (f) Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or to its knowledge, threatened against NFEI

                    (g) Broker’s Fees. It has not incurred any obligation for brokers, finders, or similar fees for which Entek or its affiliates would be liable or responsible in any way.

                    (h) The Underlying Leases. NFEI holds the rights to certain interests in the Underlying Leases described in Exhibit “A” free and clear of any liens, Claims, burdens or encumbrances, other than Permitted Encumbrances. The Underlying Leases and the Focus Ranch Unit are in full force and effect, NFEI is not in breach in any material respect of the terms and provisions thereof, nor, to NFEI’s knowledge is any third party in breach in any material respect of the terms and provisions thereof, and no notice of breach, default or termination has been received by NFEI, or to the knowledge of NFEI, by any other party. The Underlying Leases, the Focus Ranch Unit Agreement, the Focus Ranch Unit Operating Agreement, and the Fly Creek Operating Agreement, together with applicable law, contain the entirety of NFEI’s obligation to the lessors, and no other understanding or agreement exists between NFEI and any lessor in relation to the subject matter of this Agreement, except as otherwise stated in this Agreement.

                    (i) Instruments; Rentals. NFEI has provided Entek with complete and correct copies of the Underlying Leases, the Focus Ranch Unit Agreement, the Focus Ranch Unit Operating Agreement, and the Fly Creek Operating Agreement. These documents are attached to this agreement as Exhibits “C,” “D,” and “E,” respectively. NFEI hereby warrants that, except as set forth in Schedule 6.1(i), all rental payments due concerning the Focus Ranch Unit and the other Underlying Leases have been paid in a timely manner, and there are no rentals due as of the date hereof concerning such leases.

                    (j) Claims and Litigation. Except as set forth in Schedule 6.1(j), there are no actions, suits, governmental inquiries, or proceedings pending, or to NFEI’s knowledge, threatened in connection with or relating to the Subject Assets which could have an adverse effect upon the consummation of the transactions contemplated by this Agreement or the ownership or operation of any of the Subject Assets.

                    (k) Closed Leases. NFEI has advised Entek of certain leases subject to this Agreement that the Bureau of Land Management and/or the Mineral Management Service has represented are “Closed”. These leases are listed in Exhibit “I,” attached hereto.

                    (l) Preferential Rights. Except as set forth on Schedule 6.1(l), NFEI is aware of no preferential rights held by any third person which will be triggered by the execution of this Agreement or any Assignment delivered pursuant hereto. Without limiting the generality of the foregoing, NEFI represents and warrants that the preferential right set forth in the Fly Creek Operating Agreement is inapplicable to the transactions contemplated hereunder due to suspension of the counterparty’s rights thereunder due to uncured default, as provided in Section XV.20(a) of such agreement.

                    (m) Title. NFEI represents and warrants to Entek that, subject to Permitted Encumbrances, NFEI has Defensible Title to the Underlying Leases free and clear of all Claims arising by, through or under NFEI, but not otherwise. NFEI makes no warranty of title concerning the Underlying Leases, except with respect to any Claims arising by, through or under NFEI. NFEI agrees to indemnify Entek solely regarding Claims of any and all persons claiming by, through or under NFEI, but not otherwise. NFEI expressly disclaims any liability for title issues concerning the Underlying Leases which arose prior to NFEI taking a legal interest in any leases concerned.

                    (n) SDG. NFEI is the general partner of SDG and owns 74.4% of the issued and outstanding limited partnership interests in SDG before payout (as “payout” is defined in the Slater Dome Gathering LLLP Partnership Agreement), and 62.1% of the issued and outstanding limited partnership interests in SDG after payout, together with a 10% general partnership interest in SDG before payout, and a 25% general partnership interest in SDG after payout, in each case free and clear of all liens, purchase options or agreements, proxies, voting trusts, restrictions, rights of first refusal or other encumbrances, other than Permitted Encumbrances. NFEI has furnished to Entek a true, correct, and complete copy of SDG’s partnership agreement (the “Partnership Agreement”), Certificate of Formation, and other governing documents, together with any amendments thereto, and each such agreement or instrument is in full force and effect and is binding and enforceable against each party thereto. The respective partnership interests of the partners of SDG (the “Partnership Interests”) are as stipulated in Schedule 6.1(n). NFEI’s Partnership Interests have been validly issued and are fully paid (to the extent required under the Partnership Agreement) and are non-assessable. There are no agreements or arrangements to which NFEI is a party that would prohibit or otherwise restrict the ability of NFEI to transfer to Entek such portion of the Partnership Interests as may be purchased or earned by Entek, as provided herein, free and clear of any restriction, lien or encumbrance, other than Permitted Encumbrances. There are no outstanding subscriptions, options, convertible securities, warrants, or calls of any kind issued or granted by, or binding upon, SDG or NFEI to purchase or otherwise acquire or to sell or otherwise dispose of any of NFEI’s Partnership Interests.

                    (o) Partnership Subsidiaries; Assets. SDG does not own any stock, partnership interest, or other ownership interest in any other entity. The assets of SDG consist solely of the Slater Dome Gathering System and related equipment, facilities, rights-of-way, contracts and other related real and personal property. SDG has never engaged in any business other than the gas gathering business.

                    (p) Partnership Liabilities. Except as set forth on Schedule 6.1(p), SDG has no existing, contingent, or threatened liabilities or obligations (including, without limitation, any liability, debt, or obligation which SDG may owe to any of its partners or its or their affiliates), and to the knowledge of NFEI, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand against SDG giving rise to any such liability or obligation.

                    (q) Formation; Good Standing. SDG is duly organized and in good standing under the laws of the State of Colorado, and is duly qualified to carry on its business in the State of Colorado.

                    (r) SDG’s Taxes.

                              (i) Tax returns of SDG have not been audited by the Internal Revenue Service or other taxing authority; all tax returns and reports of SDG required by law to be filed have been filed or valid extensions have been obtained; the tax returns which have been filed are true and correct in all material respects; and all taxes owed by or imposed on SDG (whether or not shown as due on a tax return) have been paid.

                              (ii) There are no agreements, waivers or other arrangements providing for an extension of time with respect to the filing of any tax returns or reports, or extending the statutory period of limitations applicable to the payment of, or assessment of any tax with respect to SDG or any of its income, properties, or operations.

                              (iii) There are no liens for taxes upon any properties or assets of SDG except for liens for current taxes which are not yet delinquent and no notice has been given of any event that could lead to any such lien.

                              (iv) SDG has properly charged and collected, accrued, and paid or remitted, all applicable sales, use and similar taxes.

                              (v) SDG has withheld and paid all material taxes required to have been withheld and paid in connection with amounts paid or owing to any partner or third party.

                              (vi) There is no pending or, to NFEI’s knowledge, threatened Claim against SDG or its assets for payment of any additional taxes; and SDG has not joined in a consolidated tax return.

                              (vii) SDG has been treated as a partnership for tax purposes since its formation.

                              (viii) SDG is not a party to any tax sharing or tax indemnity agreement.

                              (ix) For purposes of this Section, “tax” (including, with correlative meaning, “taxes”) means (i) any net income, gross income, business and occupation, admissions, gross receipts, sales, use, value added, ad valorem, transfer, transfer gains, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, rent, recording, occupation, premium, real or personal property, intangibles, environmental or windfall profits tax, alternative or add-on minimum tax, customs duty or other tax, fee, duty, levy, impost, assessment or charge of any kind whatsoever, together with (ii) any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax.

                    (s) Title to the Gathering System. SDG has good and defensible title to the Slater Dome Gathering System, free and clear of all Claims, liens and encumbrances, except Permitted Encumbrances.

                    (t) NFEI Liabilities. Except as set forth on Schedule 6.1(t), NFEI has no existing, contingent, or threatened liabilities or obligations, and to the knowledge of NFEI, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, Claim or demand against NFEI giving rise to any such liability or obligation. Schedule 6.1(t) sets forth a true and correct list of NFEI’s debtors and creditors, including amounts owed by or to each, as of June 30, 2009.

                    (u) Financial Statements. The audited and unaudited financial statements (including any notes thereto or schedules included therein) filed by NEFI prior to the date hereof with the Securities Exchange Commission (“SEC”) (the “NEFI Financial Statements”), at the time filed (except to the extent corrected by a document filed by NEFI with the SEC prior to the date of this Agreement) (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, (ii) complied in all material respects with the applicable requirements of Securities Exchange Act of 1934, as amended, or the Securities Act of 1933, as amended, as applicable, and (iii) complied in all material respects with the rules and regulations of the SEC. The NEFI Financial Statements were prepared in accordance with accounting principles generally accepted in the United States as in effect from time to time applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject in the case of unaudited statements to normal, recurring and year-end audit adjustments) in all material respects the consolidated financial position and status of the business of NEFI as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended.

          Section 6.2 Disclaimer of Representations and Warranties

                    (a) Except for the representations and warranties provided in this article and the Assignments to be delivered by NFEI pursuant to this Agreement, NFEI makes no, and disclaims any, warranty or representation of any kind, either express, implied, statutory, or otherwise, including, without limitation, the accuracy or completeness of any data, reports, records, projections, information, or materials now or heretofore furnished or made available to Entek in connection with this Agreement.

                    (b) Entek acknowledges that NFEI makes no warranties regarding the oil and gas potential related to or the likelihood of success of the Focus Ranch Unit Project.

ARTICLE VII.
ENTEK’S REPRESENTATIONS AND WARRANTIES.

          Section 7.1 Entek’s Representations and Warranties. Entek represents and warrants to NFEI that the following statements are true and accurate:

                    (a) Company Authority. Entek is duly organized and in good standing under the laws of its state of organization, is (or prior to its commencement of operations on the Underlying Leases will be) duly qualified to carry on its business in the States in which the Underlying Leases are located, and has all the requisite power and authority to enter into and perform this Agreement.

                    (b) Authorization. (i) This Agreement and all Assignments and other transaction documents Entek is to execute and deliver pursuant hereto (a) have been duly executed by the authorized representatives of Entek, (b) constitute the valid and legally binding obligation of Entek, and (c) are enforceable against it in accordance with their respective terms; and (ii) it has taken all necessary actions pursuant to its certificate of formation, limited liability company agreement and other governing documents to fully authorize (a) the execution and delivery of this Agreement, the Assignments and any transaction documents related to this Agreement, and (b) the consummation of the transactions contemplated by this Agreement.

                    (c) No Violation of Contractual Restrictions. The execution, delivery, and performance of this Agreement do not conflict with or violate any agreement or instrument to which Entek is a party or by which it is bound.

                    (d) No Violation of Other Legal Restrictions. The execution, delivery, and performance of this Agreement does not violate any law, rule, regulation, ordinance, judgment, decree, or order to which Entek is subject.

                    (e) No Restraining Litigation. There is no action, suit, arbitration, proceeding, Claim, or investigation by any person, entity, administrative agency, or governmental body pending or, to its knowledge, threatened, against it before any court, arbitrator or governmental agency that seeks damages in connection with, or seeks to restrain, enjoin, impair, or prohibit the consummation of all or part of the transactions contemplated hereunder.

                    (f) Bankruptcy. There are no bankruptcy, reorganization, or receivership proceedings pending, being contemplated by, or to its actual knowledge, threatened against it.

                    (g) Broker’s Fees. It has not incurred any obligation for brokers, finders, or similar fees for which NFEI would be liable or responsible in any way.

                    (h) Availability of Funds. Entek has sufficient funds to enable it to perform its obligations under this Agreement.

          Section 7.2 Disclaimer of Additional Warranties. Except for the representations and warranties expressly provided in this article, Entek makes no, and disclaims any, warranty or representation of any kind, either express, implied, statutory, or otherwise.

ARTICLE VIII.
OPERATING COMMITTEE

          Section 8.1 Operating Committee. The Parties hereby establish an operating committee (the “Committee”), which shall be responsible for the preparation, approval and modification of an annual Work Program for each Phase and the determination of a budget (the “Budget”) for each such Phase. Each Work Program established must be approved unanimously by the Committee. The designated operator, as provided in Section 8.8, shall, as a reasonable, prudent operator, in a good and workmanlike manner, implement the Work Program; provided, however, that, without the prior written approval of the Committee, the operator shall not undertake any single project reasonably estimated to require an expenditure in excess of Ten Thousand and No/100 Dollars ($10,000.00), except in connection with an operation that has been previously approved by the Committee in an Authority for Expenditure executed by the Committee. Any action by the Committee approving an expenditure under this Section in excess of Ten Thousand and No/100 Dollars ($10,000.00) must be unanimous. Regarding Work Programs or operations previously approved by the Committee, the designated operator shall not exceed the budget estimates by more than the greater of (a) Ten Thousand and No/100 Dollars ($10,000.00) or (b) 10%. In the event of expected cost overruns in excess of these figures the designated operator shall submit an AFE to the Parties seeking approval of the cost overruns. In the event a Party withholds approval of a cost overrun, then the consenting Parties may continue the operation as a non-consent procedure in accordance with Section 8.7, and the non-consenting Party shall have no further liability for such cost overrun. The same procedures and provisions shall apply as would apply to a standard AFE under this Agreement. Notwithstanding the foregoing, in case of explosion, fire, flood or other sudden emergency, whether of the same or different nature, the operator may take such steps and incur such expenses as in its opinion are required to deal with the emergency to safeguard life and property but operator, as promptly as possible, shall report the emergency to the Committee.

          Section 8.2 Committee Membership. Initially, the Operating Committee shall consist of two individuals, one designated by each Party. Each Party shall designate in writing a person to serve on the Committee and shall also designate another person, as an alternate to serve in the stead of its member of the Committee in the event its member is not available to act in that capacity. Each such designation shall state the address and telephone number of the member of the Committee and of his designated alternate. Each member and alternate shall be vested by the Party appointing him with the authority to act and vote at the meetings of the Committee. Any written notice to any such member or to any such alternate to be given under the terms of this Agreement shall be addressed to him at his address so stated. Any designation of a member of the Committee or an alternate may be rescinded by the Party appointing such member or alternate by delivering written notice to that effect to the Chairman of the Committee, or his alternate, and designating another person to act in the stead of the member or alternate whose authority has been rescinded. The member appointed by Entek, or his alternate, shall act as Chairman of the Committee. Any permitted assignee of all or a portion of a Party’s interest under this Agreement that acquires a Working Interest of at least 10% of 8/8th in the Subject Assets shall have a right to appoint a member to the Committee.

          Section 8.3 Committee Meetings. All meetings of the Committee shall be held in NFEI’s office in Littleton, Colorado, or at such other places unanimously agreed upon by the Committee. Either Party may call a meeting of the Committee at any time, and shall call a meeting upon request of any other Party. When feasible, the Chairman shall give each member notice at least seventy two (72) hours in advance of each meeting. Any member of the Committee who will not be present at a meeting of the Committee may vote on any item to be considered at such meeting by telephone communication to the Chairman, or by mail or wire, addressed to the Chairman. The vote of each member present on any question submitted to the meeting shall also be recorded in the Minutes. All action taken by the Committee (whether or not at a meeting) shall require a unanimous favorable vote, whether or not present at the meeting, and any action so approved shall be binding on the parties.

          Section 8.4 Committee Action Without Meeting. The Committee may take action without an assembled meeting by communications between the Chairman and the other member(s) of the Committee. The Chairman may submit any matter or matters by giving the other member(s) notice by mail, electronic mail, or telephone (confirmed in writing as soon there after as practicable). Each member of the Committee may communicate his vote thereon to the Chairman by mail, facsimile, electronic mail or telephone (confirmed in writing as soon thereafter as practicable). All action so taken by the Committee shall have the same effect and be binding on the Parties to the same extent as though taken at a duly called meeting.

          Section 8.5 Minutes of Committee Meetings. Minutes of each Committee meeting and Committee action taken without a meeting shall be kept and copies of all such Minutes shall be mailed by the Chairman to each party and to each member and alternate sitting on the Committee promptly after the meeting or action.

          Section 8.6 Development of Work Program. Within ten (10) days after the execution of this Agreement, the Committee shall vote on an initial Work Program for Phase I and a Phase I Budget, to be proposed by Entek. Such initial Work Program shall include Phase I operations. Thereafter, the Committee shall vote on a new Work Program at least once each calendar year. Subject to the other terms and provisions hereof, Entek shall bear 100% of the costs of implementing the Work Program(s), as such may be amended from time to time, (excluding Operating Expenses, which shall be borne as provided in Section 3.1) until such time as Entek has satisfied its obligations with respect to Qualifying Development Expenditures pursuant to Article IV, and, thereafter, each Party shall bear a share of such costs proportionate to its respective Working Interest.

          Section 8.7 Non-consent. In the event the Committee does not approve a proposed operation, any Party may still choose to go forward with the operation at such Party’s sole cost and expense. The Party who does not participate in the Operation shall be known as the Non-Consenting Party. The Non-Consenting Party shall not be obligated for any expenses associated with the operation. However, the Non-Consenting Party shall not be entitled to any share of production or proceeds thereof attributable to the operation until each Consenting Party to the operation has recouped from such production proceeds 300% of the expenses it incurred in relation to the operation. In the event Entek is the Non-Consenting Party, the costs paid by Entek with respect to such operation shall not be considered Qualifying Development Expenditures.

          Section 8.8 Operations.

                    (a) When conducting operations on lands within the Focus Ranch Unit, the Parties agree to be bound by, and to comply with the terms of, the Focus Ranch Unit Agreement, the Focus Ranch Unit Operating Agreement, and any other existing contracts or agreements applicable to, or otherwise relating to, operations in the Focus Ranch Unit. Further, when conducting operations on lands subject to the Fly Creek Operating Agreement the Parties agree to be bound by, and to comply with the terms of, the Fly Creek Operating Agreement and any other existing contracts or agreements applicable to, or otherwise relating to operations in the lands subject to the Fly Creek Operating Agreement.

                    (b) Subject to the terms of the applicable operating agreement, NFEI shall be the initial operator charged with implementation of the Work Program(s) approved by the Committee. Notwithstanding the foregoing, NFEI agrees that, provided that Entek has elected to proceed with Phase II, then, at such time as Entek has obtained all required qualifications and approvals with applicable regulatory authorities, including, without limitation, the Bureau of Land Management, NFEI shall vote its interest in favor of Entek’s election as operator under the Focus Ranch Unit Operating Agreement and the Fly Creek Operating Agreement. In the event either such Operating Agreement must be amended to accommodate Entek’s election as operator thereunder, NFEI agrees to support such amendment.

                    (c) In the event the Parties conduct operations under this Agreement, on lands which are subject to this Agreement, but not subject to any existing Operating Agreement, the Parties hereby agree to enter into an Operating Agreement with respect to such lands in the form of the AAPL Form 610-1989 Model Form Operating Agreement, or such other form as may be mutually acceptable to the parties. NFEI shall be the initial operator thereunder. However, NFEI agrees that, provided that Entek has elected to proceed with Phase II, then, at such time as Entek has obtained all required qualifications and approvals with applicable regulatory authorities, including, without limitation, the Bureau of Land Management, NFEI shall support the designation or election of Entek as operator thereunder.

          Section 8.9 Audit Rights. The operator of the Work Program shall maintain, in accordance with generally accepted accounting principles, adequate books and records with respect to Operating Expenses and Qualifying Development Expenditures. Such books and records shall be made available for inspection and audit by the other Party or its duly authorized representative, at the auditing Party’s expense, in the operator’s offices during the operator’s normal business hours.

          Section 8.10 Accounts.

                    (a) To the extent that Sections 3.1, 8.1 or other provisions of this Agreement do not apply, the Parties shall manage the accounts and accounting in accordance with the applicable operating agreements.

                    (b) On or before the 15th day of each month, the operator shall deliver to the other Party a full accounting of Operating Expenses and Qualifying Development Expenditures relating to the Work Program, including a detailed statement of all disbursements made from the Segregated Account and a listing of credits and pending invoices and other outstanding financial obligations associated with the Work Program. In addition, the operator shall, upon request, furnish copies of invoices and other reasonably requested supporting documentation and financial information relating to the Work Program. The operator shall use all commercially reasonable efforts to provide such financial information to the other Party with respect to the Work Program as may be reasonably necessary for timely completion of such other Party’s annual financial reporting requirements (it being recognized that, as of the date hereof, NFEI’s fiscal year ends on February 28 or, in the case of leap years, February 29, and Entek’s fiscal year ends on June 30).

          Section 8.11 NFEI Board Meetings. During the term of this Agreement, NFEI shall provide Entek at least forty-eight (48) hours’ notice prior to any meeting of NFEI’s Board of Directors, and Entek shall have the right to cause a representative to be present, either via teleconference or in person, at such meeting in the capacity of an observer. Entek shall be an observer only and shall not have any vote or any NFEI governance authority or responsibility as a result of attendance of any such meeting. Entek agrees to maintain the confidentiality of the proceedings of each such meeting as provided in Section 10.5 herein.

ARTICLE IX.
AREA OF MUTUAL INTEREST AND PREFERENTIAL RIGHT

          Section 9.1 Area of Mutual Interest.

                    (a) The Parties hereby create an area of mutual interest (“Area of Mutual Interest” or “AMI”) covering all lands located within (i) Routt County, Colorado, (ii) Moffat County, Colorado, (iii) Sweetwater County, Wyoming, and (iv) Carbon County, Wyoming, without any depth limitation. Entek shall be entitled to participate for up to 55% (at Entek’s election) in any Additional Interest, as defined below, acquired within the Area of Mutual Interest by NFEI. Similarly, NFEI shall be entitled to participate for up to 45% (at NFEI’s election) in any Additional Interest acquired within the AMI by Entek. The terms and conditions of participation shall be the same as those applied to the acquiring party, and the Party electing to participate under the AMI shall be responsible for its proportionate share of acquisition costs and expenses.

                    (b) As used herein, “Additional Interest” means any oil and/or gas leasehold interest, mineral fee interest, royalty interest, overriding royalty interest, net profits interest, production payment, or any other oil & gas interest, together with any contractual rights to acquire any of the foregoing, including farm-in rights and purchase options, covering any portion of the lands within the AMI which is acquired by a Party hereto or its affiliate. Additional Interests shall not include interests in the Subject Assets earned by Entek pursuant to the terms hereof.

                    (c) Upon acquiring an Additional Interest subject to this AMI, the Party acquiring such interest shall send written notice to the other Party of such acquisition. Such notice shall include a reasonably detailed description of the Additional Interest acquired, the lands and depths covered thereby, and the consideration paid therefor, and shall also include true, correct and complete copies of any farmout agreement, purchase agreement, lease, option, assignment, or other instruments or agreements pursuant to which the interest was acquired or to which it is subject. The non-acquiring Party shall have twenty (20) days after receipt of such notice to elect in writing to participate in up to the relevant percentage specified in Section 9.1(a) of the Additional Interest and to reimburse the acquiring Party for its proportionate share of acquisition costs paid by the acquiring Party. Upon receiving such funds the acquiring Party shall assign the proportionate share of the Additional Interest to the other Party within twenty (20) days of receiving such funds, such assignment to be free of all encumbrances arising, by, through or under the acquiring party, other than burdens reserved by or granted to its lessor, grantor, or assignor in connection with the acquisition of the acquired interest. If the non-acquiring Party fails to provide its proportionate share of acquisition costs paid by the non-acquiring party within twenty (20) days of receiving written notice of the acquisition, the non-acquiring Party shall irrevocably be deemed to have elected not to participate in the acquisition of the interest. Such election not to participate shall have no effect on future elections under the AMI going forward, and the AMI shall remain in full force and effect.

                    (d) The Area of Mutual Interest may be terminated by mutual written agreement of the Parties. In addition, either Party may advise the other Party, upon ninety (90) days’ prior written notice, that it is withdrawing from the AMI; provided, however, that neither Party may withdraw from the AMI during any Phase in which Entek has elected to participate.

                    (e) This Area of Mutual Interest shall not be assignable by either Party, but shall be personal to NFEI and Entek.

          Section 9.2 Preferential Right. Should any Party desire to sell, exchange or otherwise transfer all or any portion of its interests in the Subject Assets or in any jointly owned Additional Interest, it shall promptly give written notice to the other Party, with full information concerning its proposed disposition, which shall include the name and address of the prospective purchaser (who must be ready, willing and able to purchase), the purchase price, and all other terms of the offer. The other Party shall then have an optional prior right, for a period of thirty (30) days after receipt of the notice, to purchase on the same terms and conditions the interest which the other Party proposes to sell; and, if this optional right is timely exercised, the purchasing Party shall pay the purchase price for the offered interest and the offering Party shall deliver an assignment thereof, all in accordance with the terms of the offer. This preferential right to purchase shall not apply in those cases where any Party wishes to mortgage its interests, or to dispose of its interests by merger, reorganization, consolidation, or sale of all or substantially all of its assets to a subsidiary or parent company or to a subsidiary of a parent company, or to any company or other entity in which a Party owns a majority of the stock or other equity interests.

ARTICLE X.
DUE DILIGENCE REVIEW OF THE PROPERTIES

          Section 10.1 No Further Due Diligence. NFEI has made available to Entek all geologic and geophysical information in its possession regarding the Underlying Leases. This information includes, but is not limited to, seismic and geologic data, well logs, cement bond logs, well samples, and coring data. NFEI makes no representations of accuracy regarding such data. Entek agrees to keep all such information confidential, subject to Section 10.5. NFEI has made available to Entek copies of the Underlying Leases, the Focus Ranch Unit Agreement, the Focus Ranch Unit Operating Agreement, and all title documentation material to the Subject Assets which NFEI has in its possession. Such title documentation has been provided without any warranty by NFEI. While Entek retains the continuing right to inspect the Subject Assets and records relating thereto, as provided below, the effectiveness of this Agreement is not subject to the conduct of any further due diligence by either Party.

          Section 10.2 Inspection of Records. At any time after the execution of this Agreement, NFEI shall afford to Entek and its authorized representatives reasonable access during normal business hours to the books and records of NFEI relating to the Underlying Leases, including the right to make copies of such books and records at Entek’s cost and expense, in order for Entek to conduct such title and other examination of the Underlying Leases as it may in its sole discretion choose to conduct. Such books and records shall include, without limitation, all abstracts of title, title opinions, title files, ownership maps, lease files, assignments, division orders, operating records and agreements, well files, financial and accounting records, contract files, environmental compliance records, and geological, geophysical and engineering records, in each case insofar as same may be in existence and in the possession or control of NFEI, excluding, however, any information that NFEI is prohibited from disclosing by third-party confidentiality restrictions; provided, however, that, at Entek’s request, NFEI shall request waivers of such confidentiality restrictions. The cost and expense of Entek’s examination of NFEI’s books and records relating to the Underlying Lease shall be borne solely by Entek. In the event that this Agreement is terminated in accordance with the terms hereof, Entek agrees to return and/or destroy copies of any books or records acquired from NFEI, at NFEI’s request.

          Section 10.3 Physical Inspection of the Underlying Leases. At any time after the execution of this Agreement, Entek shall have the right to conduct a physical inspection of the Underlying Leases, including an environmental review thereof. NFEI shall be provided at least forty-eight (48) hours’ prior notice of any such inspection, and NFEI’s representative(s) shall have the right to witness all such inspections. With respect to any samples taken in connection with Entek’s inspection, Entek shall take split samples, providing one of each such sample, properly labeled and identified, to NFEI. The cost and expense of Entek’s inspection of the Underlying Leases shall be borne solely by Entek.

          Section 10.4 Notice of Claims. NFEI shall promptly notify Entek and provide details regarding the occurrence of: (i) any written notice of default or termination received or given to NFEI with respect to the Underlying Leases or the Focus Ranch Unit, (ii) any written notice of any pending or threatened Claim, demand, action, suit, inquiry or proceeding related to the Underlying Leases or the Focus Ranch Unit.

          Section 10.5 Confidentiality. Entek shall maintain the confidentiality of any data or information which was acquired by it in the course of its due diligence examination of the Underlying Leases and the records relating thereto in accordance with the terms hereof. Notwithstanding the foregoing, (a) Entek may disclose such data or information to the extent such disclosure is required under applicable law or stock exchange regulation or rule; and (b) Entek may disclose data or information that is or becomes publicly available or that is available from a third party, in each case other than by breach of this Agreement. In addition, Entek may make such data or information available to: (i) affiliates of Entek; (ii) outside professional consultants for the purpose of evaluation; (iii) current and bona fide potential investors and reputable financial institutions and counter-parties in connection with current or potential future financial arrangements; (iv) third parties with whom Entek may be engaged in a bona fide effort to effect a merger or consolidation, sell all or a controlling part of Entek’s stock, or sell all or any portion of the assets of Entek or its affiliate.

ARTICLE XI.
MUTUAL INDEMNITIES

          Section 11.1 Mutual Indemnities. NFEI agrees to indemnify, defend and hold harmless Entek, its affiliates, and their respective directors, officers, agents, and employees, from, and to promptly pay the amount of any damages arising from or in connection with, any Claims arising from NFEI’s breach of any of its representations, warranties or covenants in this Agreement. Likewise, Entek will indemnify, defend and hold harmless NFEI, its affiliates, and their respective directors, officers, agents, and employees, from , and to promptly pay the amount of any damages arising from or in connection with, any Claims arising from Entek’s breach of any of its representations, warranties or covenants in this Agreement.

ARTICLE XII.
FORCE MAJEURE.

          Section 12.1 Force Majeure. If either Party is rendered unable, in whole or in part, to carry out its obligations under this Agreement due to Force Majeure, such Party’s performance is excused, to the extent it is affected by the Force Majeure, during the period of Force Majeure. As used herein, “Force Majeure” means an act of God, strike, lockout or other industrial disturbance, act of the public enemy, war blockage, public riot, lightning, fire, flood, explosion, governmental action, governmental delay, restraint, or inaction, delays in obtaining permits, unavailability of equipment, and any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of the Party claiming Force Majeure. Either Party claiming Force Majeure shall give notice to the other Party of the Force Majeure as soon as possible after the event occurs reasonably describing the event constituting the Force Majeure and shall pursue with due diligence commercially reasonable steps to overcome such Force Majeure; provided, however, that the Parties agree that the settlement of strikes, lockouts or other industrial disturbances shall be within the sole discretion of the Party experiencing such disturbance. For avoidance of doubt, a Force Majeure event shall extend by the duration of the Force Majeure event the time periods for performance and deadlines set forth in this Agreement. Without limiting the generality of the foregoing, a Force Majeure event shall extend the duration of the Phase during which such Force Majeure event occurs by the period of time that the Force Majeure remains in effect.

ARTICLE XIII.
NOTICES

          Section 13.1 Notices. All notices authorized or required between the Parties by any of the provisions of this Agreement shall be in writing and delivered in person or by courier service or by any electronic means of transmitting written communications which provides written confirmation of complete transmission, and properly addressed to the other Party at the address specified below. Verbal communication does not constitute notice for purposes of this Agreement, and e-mail addresses and telephone numbers for the Parties are listed below as a matter of convenience only. A notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for such Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. “Received” for purposes of this Article shall mean actual delivery of the notice to the address of the Party specified hereunder.

If to NFEI:

New Frontier Energy, Inc.
1789 W. Littleton Blvd.
Littleton, CO 80120
Attn: Paul Laird
Phone: 303-730-9994 x 225
Email: plaird@nfeinc.com

If to Entek

Entek GRB LLC
5120 Woodway Dr., Suite 5004
Houston, Texas 77056-1725
Attn: Mr. Russell Brimage
Phone: ___________________________
Fax: _____________________________
Email: reb@entekenergy.com.au

With copy to Entek Australia office:

Entek Energy Limited
15 Rheola Street
West Perth, Western Australia 6005
Attn: Mr. Russell Brimage
Phone: ___________________________
Fax: _____________________________
Email: reb@entekenergy.com.au

ARTICLE XIV.
TERMINATION

          Section 14.1 Termination. Prior to the completion of Phase III, the Parties shall work in good faith to amend the Fly Creek Operating Agreement and the Focus Ranch Unit Operating Agreement to incorporate in such agreements Sections 8.1, 8.2 and 8.7 of this Agreement. In the event the Parties amend the Fly Creek Operating Agreement and the Focus Ranch Unit Operating Agreement as described above, and both Parties execute and become bound by such operating agreements, this Agreement shall terminate upon completion of Phase III. However, in the event the Parties are unable, for any reason, to amend either of the above operating agreements in the manner described above, this Agreement shall not terminate, but shall continue in all terms and shall have precedence, as between the Parties, over both the Fly Creek Operating Agreement and the Focus Ranch Unit Operating Agreement.

ARTICLE XV.
MISCELLANEOUS.

          Section 15.1 Waiver of Consequential and Punitive Damages. NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER, AND EACH PARTY RELEASES THE OTHER PARTY FROM, ANY LOSSES, COSTS, EXPENSES, OR DAMAGES ARISING UNDER THIS AGREEMENT OR IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT IN EXCESS OF THE ACTUAL COMPENSATORY DAMAGES SUFFERED BY SUCH PARTY. EACH PARTY WAIVES AND RELEASES THE OTHER PARTY FROM ANY RIGHT TO RECOVER PUNITIVE, SPECIAL, EXEMPLARY, INDIRECT, INCIDENTAL AND CONSEQUENTIAL DAMAGES ARISING IN CONNECTION WITH OR WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT.

          Section 15.2 Insurance. During all times that operations are conducted on the Underlying Leases pursuant to this Agreement, each Party shall maintain workmen’s compensation insurance meeting statutory requirements and general liability insurance with limits of at least Five Million and No/100 Dollars ($5,000,000.00) single limit per occurrence.

          Section 15.3 No Partnership. The obligations, duties and liabilities of the Parties shall be several and not joint or collective. Nothing in this Agreement is intended to create, or shall be construed as creating, a partnership, joint venture, association for profit or other business entity between or among the Parties, and for federal and state income tax purposes, the Parties elect to be excluded from the application of the provisions of Subchapter K, Chapter 1, Subtitle A of the Internal Revenue Code of 1986, as amended, as permitted and authorized by Section 761 of said Code and the regulations promulgated thereunder.

          Section 15.4 Further Assurances. Each of the Parties shall do all such acts and execute and deliver all such documents as shall be reasonably required in order to fully perform and carry out the terms of this Agreement.

          Section 15.5 Parties Bear Own Expenses. Each Party shall bear and pay all expenses (including, without limitation, legal fees) incurred by it in connection with the transaction contemplated by this Agreement.

          Section 15.6 Public Announcements. No Party may make press releases or other public announcements concerning this agreement without the other’s prior written approval, except for such announcements as may be required by applicable laws or rules and regulation of any governmental agency or stock exchange.

          Section 15.7 Waiver. No waiver by any Party of any one or more defaults by another Party in the performance of any provision of this Agreement shall operate or be construed as a waiver of any future default or defaults by the same Party whether of a like or of a different character. Except as expressly provided in this Agreement, no Party shall be deemed to have waived, released or modified any of its right under this Agreement unless such Party has expressly stated, in writing, that it does waive, release or modify such right.

          Section 15.8 Governing Law; Venue. This Agreement has been entered into and shall be construed and enforced in accordance with the laws of the State of Colorado, without reference to the choice of law principles thereof. This Agreement shall be subject to the exclusive jurisdiction of the courts in Arapahoe County in the State of Colorado. The Parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Colorado by virtue of a failure to perform an act required to be performed in the State of Colorado and irrevocably and expressly agree to submit to the jurisdiction of the courts of the State of Colorado for the purpose of resolving any disputes among the Parties relating to this Agreement or the transactions contemplated hereby. The Parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in the State of Colorado, and further irrevocably waive any Claim that any suit, action or proceeding brought in the State of Colorado has been brought in an inconvenient forum.

          Section 15.9 Joint Preparation. Each provision of this Agreement shall be construed as though all Parties participated equally in the drafting of the same. Any rule of construction that a document is to be construed against the drafting party shall not be applicable to this Agreement.

          Section 15.10 Severance of Invalid Provisions. If and for so long as any provision of this Agreement shall be deemed to be judged by any court of competent jurisdiction to be invalid for any reason whatsoever, such invalidity shall not affect the validity or operation of any other provision of this Agreement except only so far as shall be necessary to give effect to the construction of such invalidity, and any such invalid provision shall be deemed severed from this Agreement without affecting the validity of the balance of this Agreement.

          Section 15.11 Modifications. There shall be no modification or amendment of this Agreement except by written agreement of both Parties.

          Section 15.12 Priority of Agreement. In the event of any conflict between the provisions of the main body of this Agreement and its Exhibits, the provisions of the main body of the Agreement shall prevail. In the event of any conflict between this Agreement and the Focus Ranch Unit Agreement, the Focus Ranch Unit Operating Agreement, or the Fly Creek Operating Agreement currently applicable to the Underlying Leases, as between the Parties hereto, this Agreement shall have priority.

          Section 15.13 Headings. The topical headings used in this Agreement are for convenience only and shall not be construed as having any substantive significance or as indicating that all of the provisions of this Agreement relating to any topic are to be found in any particular article.

          Section 15.14 Exhibits. The Exhibits and Schedules attached to this Agreement are incorporated into and made a part of this Agreement for all purposes.

          Section 15.15 Interpretation. In construing this Agreement, the following principles will apply.

                    (a) The term “knowledge,” as applied to each Party, shall mean the actual knowledge of such Party or such Party’s officers, managers, and directors.

                    (b) The plural shall be deemed to include the singular, and vice versa.

                    (c) The term “including” means “including, without limitation.”

                    (d) The term “Person” (whether or not capitalized) means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, enterprise, unincorporated organization, or governmental entity.

          Section 15.16 Counterpart Execution. This Agreement may be executed in any number of counterparts and each such counterpart shall be deemed an original Agreement for all purposes; provided that no Party shall be bound to this Agreement unless and until all Parties have executed a counterpart. For purposes of assembling all counterparts into one document, either party is authorized to detach the signature page from one or more counterparts and, after signature thereof by the respective Party, attach each signed signature page to a counterpart.

          Section 15.17 Entirety. With respect to the subject matter contained herein, this Agreement (i) is the entire agreement of the Parties; and (ii) supersedes all prior understandings and negotiations of the Parties.

          Section 15.18 Survival. This Agreement shall not merge but shall survive all Assignments delivered pursuant hereto.

          Section 15.19 Successors and Assigns. This Agreement binds and inures to the benefit of the Parties hereto and their respective permitted successors and assigns, and nothing contained in this Agreement, express or implied, is intended to confer upon any other person or entity any benefits, rights, or remedies. This Agreement may not be assigned or transferred by either Party, in whole or in part, without the prior written consent of the other Party, which consent shall not be unreasonably withheld.

          Section 15.20 Third-Party Beneficiaries. It is understood and agreed that there shall be no third-party beneficiaries of this Agreement, and that the provisions hereof do not impart enforceable rights, benefits, or remedies in anyone who is not a Party or a successor or permitted assign of a Party hereto.

          IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ENTEK GRB LLC

By:	/s/ Russell Brimage

Name: Russell Brimage
Title: President

NEW FRONTIER ENERGY, INC.

By:	/s/ Paul G. Laird

Name: Paul G. Laird
Title: Chief Executive Officer